UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-14480


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


      14011 VENTURA BLVD., SUITE 501, SHERMAN OAKS, CA 91423 (818) 386-2180
      ---------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
                                       ---
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  |X|    Rule 12h-3(b)(1)(i)  |_|
               Rule 12g-4(a)(1)(ii) |_|    Rule 12h-3(b)(1)(ii) |_|
               Rule 12g-4(a)(2)(i)  |_|    Rule 12h-3(b)(2)(i)  |_|
               Rule 12g-4(a)(2)(ii) |_|    Rule 12h-3(b)(2)(ii) |_|
                                           Rule 15d-6           |_|

Approximate  number of holders of record as of the certification or notice date:
240

Pursuant to the requirements of the Securities Exchange Act of 1934, Brilliant Digital Entertainment, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 27, 2006                   By:      /s/ Kevin Bermeister
                                                ------------------------------
                                       Name:    Kevin Bermeister
                                       Title:   Chief Executive Officer and
                                                Acting Chief Financial Officer